UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 29, 2014
Date of Earliest Event Reported: July 24, 2014

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective July 24, 2014, the Board of Directors of Vertex Energy, Inc. (the “Company”, “we” and “us”) appointed James P. Gregory as a member of the Board of Directors.  Mr. Gregory’s biographical information is provided below along with information regarding certain other related transactions involving Mr. Gregory:

James P. Gregory, Age 64

Mr. Gregory is currently a Manager/Partner at Gregory & Plotkin, LLC, a law firm located in Denver, Colorado, a position he has held since November 2002. Prior to forming Gregory & Plotkin, LLC, Mr. Gregory had served as a partner and associate with various law firms in Denver, Colorado and Detroit, Michigan since 1974. Mr. Gregory’s forty years of legal experience in the private practice of law has been focused on tax, transactional work, structuring, and finance. From 1990 to present, Mr. Gregory has served as counsel to Global Environment Fund (“GEF”), a registered investment advisor and private equity fund management group with almost $1 billion under management with a focus on environmentally beneficial goods, services and technologies concentrating on emerging market countries. Since 1997, Mr. Gregory has served on the Board of Directors of GEF. Mr. Gregory has served on the Board of Directors of Omega Holdings Company, LLC (“Omega”) and several of its subsidiaries including Omega Refining, LLC, Bango Refining NV, LLC and Golden State Lubricant Works, LLC since May 2008.  Omega is involved in the refining, blending and marketing of lubricants and fuels. As described below, the Company entered into an Asset Purchase Agreement with Omega in March 2014, and consummated the initial closing thereunder in May 2014.  Between April 2010 and May 2012, Mr. Gregory served as a member of the Board of Directors of Nutrinsic, Inc., a waste water processing company.  Mr. Gregory also owns and operates two Egg & I restaurants in Denver, Colorado.

Mr. Gregory is licensed to practice law in Colorado, Michigan and in the District of Columbia and holds a Master of Laws (in Taxation) from New York University Law School (1976), a Juris Doctorate from Wayne State University Law School (1974), and a Bachelor of Arts degree from the University of Michigan (1971).

Although it is anticipated that Mr. Gregory will serve on various of the Company’s committees, the Board of Directors has not formally appointed Mr. Gregory to any committees to date.

As described above, Mr. Gregory is a member of the Board of Directors of Omega and its subsidiaries.  On May 2, 2014, we consummated the initial closing (the “Initial Closing”) contemplated pursuant to the Asset Purchase Agreement entered into on March 17, 2014 (as amended from time to time, the “Purchase Agreement”) by and among the Company, Vertex Refining LA, LLC (“Vertex Refining”) and Vertex Refining NV, LLC, both wholly-owned subsidiaries of Vertex Energy Operating, LLC, a wholly-owned subsidiary of the Company, Omega Refining, LLC (“Omega Refining”), Bango Refining NV, LLC (“Bango Refining”) and Omega. In connection with the Initial Closing, we acquired certain assets and operations of Omega Refining (including a Marrero, Louisiana re-refinery and Omega’s Myrtle Grove complex in Belle Chaise, Louisiana), ownership of Golden State Lubricants Works, LLC (“Golden State”), a strategic blending and storage facility located in Bakersfield, California and certain of Omega’s prepaid assets and inventory.  The Omega Purchase Agreement is described in greater detail in the Form 8-K filed by the Company on May 6, 2014.

Mr. Gregory participated in the negotiation of the Purchase Agreement as a member of the Board of Directors of Omega.

Mr. Gregory holds an approximate 3.6% membership interest in Omega.  Additionally, Omega Refining purchased use motor oil from the Company throughout 2013 and 2014.

Pursuant to the terms of the Purchase Agreement, Omega is provided the right, beginning after the Initial Closing and through the end of the earnout period relating to Bango Refining provided for in the Purchase Agreement (December 31, 2016), subject to the approval of the Company’s Nominating and Corporate Governance Committee, to nominate three persons to fill one new position on the Board of Directors of the Company (the “Appointment Right”).  Mr. Gregory was appointed to the Board of Directors pursuant to such Appointment Right, upon nomination by Omega, ratification of such nomination by the Company’s Nominating and Corporate Governance Committee, and with the approval of the full Board of Directors of the Company.

Vertex Refining previously entered into an employment agreement with Mr. Gregory effective May 2, 2014 (upon the Initial Closing), pursuant to which Mr. Gregory agreed to serve as General Counsel to Vertex Refining for a period of three years (provided the agreement is automatically extendable thereafter for additional one year periods unless either party provides the other at least 60 days’ notice of their intention not to renew such agreement).  The agreement provides for Mr. Gregory to perform a minimum of an average of 20 hours per week for Vertex Refiling.  The agreement also provides for among other things, a two year non-compete period following the termination of Mr. Gregory’s employment.  Pursuant to the agreement, Mr. Gregory receives a salary of $100,000 per year and is eligible to participate in life, health and other benefit programs that the Company makes available to similarly situated employees. In the event Mr. Gregory’s services with the Company are terminated (a) without cause by the Company or (b) by Mr. Gregory for good reason (as described in the agreement), we are required to continue paying the compensation due to Mr. Gregory under the agreement for one year from the termination date, subject to the terms and conditions of the agreement.  In connection with the termination of the agreement for any other reason, Mr. Gregory is due only the compensation earned by him through the date of termination.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1*	Employment Agreement between Vertex Refining LA, LLC and James P. Gregory (Effective May 2, 2014)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: July 29, 2014	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Employment Agreement between Vertex Refining LA, LLC and James P. Gregory (Effective May 2, 2014)

* Filed herewith.